UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Supplement No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under § 240.14a-12

MTBC, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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EXPLANATORY NOTE

This Supplement No. 1 corrects an immaterial error in the Definitive Proxy Statement (the “Proxy Statement”) filed by MTBC, Inc. (the “Company”) with the Securities and Exchange Commission on April 25, 2019 (the “Original Filing”). The Proxy Statement was filed in connection with the Company’s 2019 Annual Meeting of Stockholders to be held on Friday, June 21, 2019 at 11:00 a.m. Eastern time (the “Annual Meeting”). Other than as described herein, all other items in the Original Filing remain unchanged.

SUPPLEMENT

In the Questions and Answers section of the Proxy Statement, the answer to the following question: “Q: How are proposals approved by the security holders?” is hereby corrected as follows:

A: Our directors will be elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting so long as a quorum is present.

The proposals regarding the amendments to our certificate of incorporation to increase the number of authorized shares of common stock and preferred stock will be approved by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote generally in the election of directors.

All other corporate governance actions will be approved by a majority of the votes cast. Although state law and our certificate of incorporation and bylaws are silent on the issue, abstentions or broker non-votes as to any matter will be included in the calculations as to the presence of a quorum, but will not be counted as votes cast in such matter in the calculation as to the needed majority vote.

Accordingly, the required vote for Items 1 (Amend the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from Nineteen Million Shares to Twenty-Nine Million Shares) and 2 (Amend the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Preferred Stock from Four Million Shares to Seven Million Shares) of the Proxy Statement will be the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote generally in the election of directors.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.